Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-181030-01

November 12, 2014

$300,000,000

3.750% Senior Notes due December 1, 2024

Issuer:	Duke Realty Limited Partnership

Ratings (Moody’s / S&P)*:	Baa2/BBB (stable/stable)

Securities:	Senior unsecured notes

Format:	SEC registered

Principal Amount:	$300,000,000

Trade Date:	November 12, 2014

Settlement Date:	November 17, 2014 (T+3)

Maturity Date:	December 1, 2024

Interest Payment Dates:	June 1 and December 1, beginning June 1, 2015

Benchmark Treasury:	2.375% due August 15, 2024

Benchmark Treasury Price / Yield:	100-02+ / 2.366%

Spread to Benchmark Treasury:	+153 bps

Yield to Maturity:	3.896%

Coupon:	3.750% per annum (payable semi-annually)

Price to Public:	98.795%

Optional Redemption:	Prior to September 1, 2024 at the Make-Whole Amount of Treasury plus 25 bps. On or after September 1, 2024, the notes will not include a Make-Whole Amount

CUSIP/ ISIN:	26441Y AY3 / US26441YAY32

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. Regions Securities LLC

Co-Managers:

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

UBS Securities LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

PNC Capital Markets LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

*	Note: Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; Citigroup Global Markets Inc. toll-free at 1-800-831-9146; RBC Capital Markets, LLC toll-free at 1-866-375-6829; U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607; or Regions Securities LLC at 404-279-7400.